Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 29, 2022, with respect to the consolidated financial statements of Quanergy Systems, Inc. included in the Current Report on Form 8-K filed on August 29, 2022, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Phoenix, Arizona

August 29, 2022